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                                                                  EXHIBIT (k)(2)

                            ADMINISTRATION AGREEMENT

         AGREEMENT made as of February 27, 2004, by and between ING Clarion Global Real Estate Income Fund (the "Fund"), and The Bank of New York, a New York banking organization (the "Administrator").

                              W I T N E S S E T H :

         WHEREAS, the Fund is an investment company registered under the Investment Company Act of 1940, as amended (the "1940 Act"); and

         WHEREAS, the Fund desires to retain the Administrator to provide administration services and the Administrator is willing to provide such services, all as more fully set forth below;

         NOW THEREFORE, in consideration of the mutual promises and agreements contained herein, the parties hereby agree as follows:

         1. Appointment.

         The Fund hereby appoints the Administrator as its agent for the term of this Agreement to perform the services described herein. The Administrator hereby accepts such appointment and agrees to perform the duties hereinafter set forth.

         2. Representations and Warranties.

         The Fund hereby represents and warrants to the Administrator, which representations and warranties shall be deemed to be continuing, that:

                  (a) It is duly organized and existing under the laws of the jurisdiction of its organization, with full power to carry on its business as now conducted, to enter into this Agreement and to perform its obligations hereunder;

                  (b) This Agreement has been duly authorized, executed and delivered by the Fund in accordance with all requisite action and constitutes a valid and legally binding obligation of the Fund, enforceable in accordance with its terms; and

                  (c) It is conducting its business in compliance with all applicable laws and regulations, both state and federal, and has obtained all regulatory licenses, approvals and consents necessary to carry on its business as now conducted; there is no statute, regulation, rule, order or judgment binding on it and no provision of its charter or by-laws, nor of any mortgage, indenture, credit agreement or other contract binding on it or affecting its property which would prohibit its execution or performance of this Agreement.

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         3. Delivery of Documents.

                  (a) The Fund will promptly deliver to the Administrator true and correct copies of each of the following documents as currently in effect and will promptly deliver to it all future amendments and supplements thereto, if any:

                           (i)      The Fund's articles of incorporation or
other organizational document and all amendments thereto (the "Charter");

                           (ii)     The Fund's bylaws (the "Bylaws");

                           (iii)    Resolutions of the Fund's board of directors
or other governing body (the "Board") authorizing the execution, delivery and performance of this Agreement by the Fund;

                           (iv)     The Fund's registration statement most
recently filed with the Securities and Exchange Commission (the "SEC") relating to the shares of the Fund (the "Registration Statement");

                           (v)      The Fund's Notification of Registration
under the 1940 Act on Form N-8A filed with the SEC; and

                           (vi)     The Fund's Prospectus and Statement of
Additional Information pertaining to the shares of the Fund (collectively, the "Prospectus").

                  (b) Each copy of the Charter Bylaws, Registration Statement and Prospectus, and all amendments thereto, and copies of Board resolutions, shall be certified by the Secretary or an Assistant Secretary of the Fund.

         4. Duties and Obligations of the Administrator.

                  (a) Subject to the direction and control of the Fund's Board and the provisions of this Agreement, the Administrator shall provide to the Fund the administrative services set forth on Schedule I attached hereto.

                  (b) In performing hereunder, the Administrator shall provide, at its expense, office space, facilities, equipment and personnel.

                  (c) The Administrator shall not provide any services relating to the management, investment advisory or sub-advisory functions of the Fund, distribution of shares of the Fund, maintenance of the Fund's financial records or other services normally performed by the Fund's respective counsel or independent auditors.

                  (d) Upon receipt of the Fund's prior written consent (which shall not be unreasonably withheld), the Administrator may delegate any of its duties and obligations hereunder to any delegee or agent whenever and on such terms and conditions as it deems

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necessary or appropriate. Notwithstanding the foregoing, no Fund consent shall be required for any such delegation to any other subsidiary of The Bank of New York Company, Inc. The Administrator shall not be liable to any Fund for any loss or damage arising out of, or in connection with, the actions or omissions to act of any delegee or agent utilized hereunder so long as the Administrator acts in good faith and without negligence or willful misconduct in the selection of such delegee or agent.

                  (e) The Fund shall cause its officers, advisors, sponsor, legal counsel, independent accountants, current administrator (if any) and transfer agent to cooperate with the Administrator and to provide the Administrator, upon its written request, with such information, documents and advice relating to the Fund as is within the possession or knowledge of such persons, in order to enable the Administrator to perform its duties hereunder. In connection with its duties hereunder, the Administrator shall be entitled to rely, and shall be held harmless by the Fund when acting in reliance, upon the instructions, advice or any documents relating to the Fund provided to the Administrator by any of the aforementioned persons. The Administrator shall not be liable for any loss, damage or expense resulting from or arising out of the failure of the Fund to cause any information, documents or advice to be provided to the Administrator upon its written request as provided herein. All fees or costs charged by such persons shall be borne by the Fund.

                  (f) Nothing in this Agreement shall limit or restrict the Administrator, any affiliate of the Administrator or any officer or employee thereof from acting as administrator for or with any third parties.

                  (g) The Administrator may apply to an officer of the Fund for written instructions with respect to any matter arising in connection with the Administrator's performance hereunder for the Fund, and the Administrator shall not be liable for any action taken or omitted to be taken by it in good faith in accordance with such instructions. Such application for instructions may, at the option of the Administrator, set forth in writing any action proposed to be taken or omitted to be taken by the Administrator with respect to its duties or obligations under this Agreement and the date on and/or after which such action shall be taken, and the Administrator shall not be liable for any action taken or omitted to be taken in accordance with a proposal included in any such application on or after the date specified therein unless, prior to taking or omitting to take any such action, the Administrator has received written instructions in response to such application specifying the action to be taken or omitted. The Administrator may consult with counsel to the Fund at the Fund's expense or its own counsel, at its own expense, and shall be fully protected with respect to anything done or omitted by it in good faith in accordance with an opinion of such counsel.

                  (h) Notwithstanding any other provision contained in this Agreement or any Schedule hereto, the Administrator shall have no duty or obligation to with respect to, including, without limitation, any duty or obligation to determine, or advise or notify

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the Fund of: (i) the taxable nature of any distribution or amount received or deemed received by, or payable to, the Fund, (ii) the taxable nature or effect on the Fund or its shareholders of any corporate actions, class actions, tax reclaims, tax refunds or similar events, (iii) the taxable nature or taxable amount of any distribution or dividend paid, payable or deemed paid, by the Fund to it shareholders; or (iv) the effect under any federal, state, or foreign income tax laws of the Fund making or not making any distribution or dividend payment, or any election with respect thereto.

                  (i) The Administrator shall have no duties or responsibilities whatsoever except such duties and responsibilities as are specifically set forth in this Agreement and Schedule I hereto, and no covenant or obligation shall be implied against the Administrator in connection with this Agreement.

                  (j) The Bank shall, as agent for the Fund, maintain and keep current the books, accounts and other documents, if any, listed in Appendix A hereto and made a part hereof, as such Appendix A may be amended from time to time, and preserve any such books, accounts and other documents in accordance with the applicable provisions of Rule 31a-2 of the General Rules and Regulations under the Investment Company Act of 1940, as amended (the "Rules"). Such books, accounts and other documents shall be made available upon reasonable request for inspection by officers, employees and auditors of the Fund during the Bank's normal business hours. All records maintained and preserved by the Bank pursuant to this Agreement which the Fund is required to maintain and preserve in accordance with the above-mentioned Rules shall be and remain the property of the Fund and shall be surrendered to the Fund promptly upon request in the form in which such records have been maintained and preserved. Upon reasonable request of the Fund, the Bank shall provide in hard copy or on micro-film, whichever the Bank shall elect, any records included in any such delivery which are maintained by the Bank on a computer disc, or are similarly maintained, and the Fund shall reimburse the Bank for its expenses of providing such hard copy or micro-film.

         5. Allocation of Expenses.

         Except as otherwise provided herein, all costs and expenses arising or incurred in connection with the performance of this Agreement shall be paid by the Fund, including but not limited to, organizational costs and costs of maintaining corporate existence, taxes, interest, brokerage fees and commissions, insurance premiums, compensation and expenses of the Fund's trustees, directors, officers or employees, legal, accounting and audit expenses, management, advisory, sub-advisory, administration and shareholder servicing fees, charges of custodians, transfer and dividend disbursing agents, expenses (including clerical expenses) incident to the issuance, redemption or repurchase of Fund shares, fees and expenses incident to the registration or qualification under federal or state securities laws of the Fund or its shares, costs (including printing and mailing costs) of preparing and distributing Prospectuses, reports, notices and proxy material to the Fund's shareholders, all expenses incidental to holding meetings of the Fund's trustees,

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directors and shareholders, and extraordinary expenses as may arise, including litigation affecting such Fund and legal obligations relating thereto for which the Fund may have to indemnify its trustees, directors and officers.

         6. Standard of Care; Indemnification.

                  (a) Except as otherwise provided herein, the Administrator shall not be liable for any costs, expenses, damages, liabilities or claims (including attorneys' and accountants' fees) incurred by a Fund, except those costs, expenses, damages, liabilities or claims arising out of the Administrator's own bad faith, gross negligence or willful misconduct. In no event shall the Administrator be liable to any Fund or any third party for special, indirect or consequential damages, or lost profits or loss of business, arising under or in connection with this Agreement, even if previously informed of the possibility of such damages and regardless of the form of action.

                  (b) The Fund shall indemnify and hold harmless the Administrator from and against any and all costs, expenses, damages, liabilities and claims (including claims asserted by the Fund), and reasonable attorneys' and accountants' fees relating thereto, which are sustained or incurred or which may be asserted against the Administrator, by reason of or as a result of any action taken or omitted to be taken by the Administrator in good faith hereunder or in reliance upon (i) any law, act or regulation or official interpretation of the same even though the same may thereafter have been altered, changed, amended or repealed, (ii) the Fund's Registration Statement or Prospectus, (iii) any instructions of an officer of the Fund, or (iv) any opinion of legal counsel for such Fund or the Administrator, or arising out of transactions or other activities of such Fund which occurred prior to the commencement of this Agreement; provided, that the Fund shall not indemnify the Administrator for costs, expenses, damages, liabilities or claims arising out of the Administrator's own gross negligence, bad faith or willful misconduct. This indemnity shall be a continuing obligation of the Fund, its successors and assigns, notwithstanding the termination of this Agreement.

                  (c) Actions taken or omitted in reliance on written instructions, or upon any information, order, indenture, stock certificate, power of attorney, assignment, affidavit or other instrument reasonably believed by the Administrator to be genuine or bearing the signature of a person or persons reasonably believed to be authorized to sign, countersign or execute the same, or upon the opinion of legal counsel for a Fund or its own counsel, shall be conclusively presumed to have been taken or omitted in good faith. In no event shall the Bank be required to accept or act upon any oral instructions; regardless of the circumstances.

         7. Compensation.

         For the services provided hereunder, each Fund agrees to pay the Administrator such compensation as is mutually agreed from time to time and such out-of-pocket expenses (e.g., telecommunication charges, postage and delivery charges, record

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retention costs, reproduction charges and transportation and lodging costs) as are incurred by the Administrator in performing its duties hereunder. Except as hereinafter set forth, compensation shall be calculated and accrued daily and paid monthly. The Fund authorizes the Administrator to debit the Fund's custody account for all amounts due and payable hereunder. The Administrator shall deliver to the Fund invoices for services rendered after debiting the Fund's custody account with an indication that payment has been made. Upon termination of this Agreement before the end of any month, the compensation for such part of a month shall be prorated according to the proportion which such period bears to the full monthly period and shall be payable upon the effective date of termination of this Agreement. For the purpose of determining compensation payable to the Administrator, the Fund's net asset value shall be computed at the times and in the manner specified in the Fund's Registration Statement, as modified by any resolutions of the Fund's Board of Trustees.

         8. Term of Agreement.

         This Agreement shall continue until terminated by either the Administrator giving to the Fund, or the Fund giving to the Administrator, a notice in writing specifying the date of such termination, which date shall be not less than 30 days after the date of the giving of such notice. Upon termination hereof, the Fund shall pay to the Administrator such compensation as may be due as of the date of such termination, and shall reimburse the Administrator for any disbursements and expenses made or incurred by the Administrator and payable or reimbursable hereunder.

         9. Force Majeure.

         The Administrator shall not be responsible or liable for any failure or delay in the performance of its obligations under this Agreement arising out of or caused, directly or indirectly, by circumstances beyond its reasonable control, including without limitation, acts of God; earthquakes; fires; floods; wars; civil or military disturbances; sabotage; epidemics; riots; interruptions, loss or malfunctions of utilities, computer (hardware or software) or communications service; accidents; labor disputes; acts of civil or military authority or governmental actions; it being understood that the Administrator shall use its best efforts to resume performance as soon as practicable under the circumstances.

         10. Amendment.

         This Agreement may not be amended or modified in any manner except by a written agreement executed by the Administrator and the Fund to be bound thereby, and authorized or approved by the Fund's Board.

         11. Assignment.

         This Agreement shall extend to and shall be binding upon the parties hereto, and their respective successors and assigns; provided, however, that this Agreement shall not

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be assignable by the Fund without the written consent of the Administrator, or by the Administrator without the written consent of the Fund accompanied by the authorization or approval of the Fund's Board.

         12. Governing Law; Consent to Jurisdiction.

         This Agreement shall be construed in accordance with the laws of the State of New York, without regard to conflict of laws principles thereof. The Fund hereby consents to the jurisdiction of a state or federal court situated in New York City, New York in connection with any dispute arising hereunder. The Fund and Custodian each hereby irrevocably waives any and all rights to trial by jury in any legal proceeding arising out of or relating to this Agreement. To the extent that in any jurisdiction the Fund may now or hereafter be entitled to claim, for itself or its assets, immunity from suit, execution, attachment (before or after judgment) or other legal process, the Fund irrevocably agrees not to claim, and it hereby waives, such immunity.

         13. Severability.

         In case any provision in or obligation under this Agreement shall be invalid, illegal or unenforceable in any jurisdiction, the validity, legality and enforceability of the remaining provisions or obligations shall not in any way be affected or impaired thereby, and if any provision is inapplicable to any person or circumstances, it shall nevertheless remain applicable to all other persons and circumstances.

         14. No Waiver.

         Each and every right granted to the Administrator hereunder or under any other document delivered hereunder or in connection herewith, or allowed it by law or equity, shall be cumulative and may be exercised from time to time. No failure on the part of the Administrator to exercise, and no delay in exercising, any right will operate as a waiver thereof, nor will any single or partial exercise by the Administrator of any right preclude any other or future exercise thereof or the exercise of any other right.

         15. Notices.

         All notices, requests, consents and other communications pursuant to this Agreement in writing shall be sent as follows:

         if to the Fund, at

         259 North Radnor Chester Road
         Suite 205
         Radnor, Pennsylvania 19807
         Attention: T. Ritson Ferguson

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         if to the Administrator, at

         The Bank of New York
         100 Church Street
         New York, New York 10286
         Attention: Timothy J. Overzat
                    Vice President

         or at such other place as may from time to time be designated in writing. Notices hereunder shall be effective upon receipt.

         16. Counterparts.

         This Agreement may be executed in any number of counterparts, each of which shall be deemed to be an original; but such counterparts together shall constitute only one instrument.

         17. Several Obligations.

         The parties acknowledge that the obligations of the Funds hereunder are several and not joint, that no Fund shall be liable for any amount owing by another Fund and that the Funds have executed one instrument for convenience only.

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         IN WITNESS WHEREOF, the parties hereto have caused the foregoing instrument to be executed by their duly authorized officers and their seals to be hereunto affixed, all as of the day and year first above written.

                                          ING CLARION GLOBAL REAL ESTATE
                                          INCOME FUND

                                          By: __________________________
                                              Name:  Heather A. Trudel
                                              Title: Secretary

                                          THE BANK OF NEW YORK

                                          By: __________________________
                                              Name:
                                              Title:

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                                   SCHEDULE I
                             ADMINISTRATIVE SERVICES

         1. Maintain the Fund's minute book and its general corporate records (other than accounting books and records).

         2. Monitor and document compliance by the Fund with its policies and restrictions as delineated in its Prospectus and Statement of Additional Information, as modified by resolutions adopted by the Fund's Board of Trustees.

         3. Subject to approval by the Fund's Treasurer and legal counsel, coordinate the preparation, filing, printing and dissemination of periodic reports and other information to the SEC and the Fund's shareholders, including annual and semi-annual reports to shareholders, annual and semi-annual Form N-SAR, Form N-CSR, Form N-PX, and annual meeting and special meeting proxy materials.

         4. Prepare federal, state and local income tax returns for each Fund and Series and file such returns upon the approval of the Funds' respective independent accountants; monitor and report on Sub-Chapter M qualifications; prepare and file all Form 1099s with respect to each Fund's directors or trustees; monitor compliance with Section 4982 of the Internal Revenue Code; calculate and maintain records pertaining to Original Issue Discount and premium amortization as required; perform ongoing wash sales review (i.e., purchases and sales of Fund investments within 30 days of each other).

         5. Prepare and, subject to approval of each Fund's Treasurer, disseminate to such Fund's Board quarterly unaudited financial statements and schedules of such Fund's investments and make presentations to the Board, as appropriate.

         6. Provide such leverage testing and compliance testing as may be agreed upon.

         7. Subject to approval of each Fund's Board, assist such Fund in obtaining fidelity bond and E&O/D&O insurance coverage.

         8. Prepare statistical reports for outside information services (e.g., IBC/Donoghue, ICI, Lipper Analytical and Morningstar).

         9. Attend shareholder and Board meetings as requested from time to time.

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                             SCHEDULE I (CONTINUED)
                             ADMINISTRATIVE SERVICES

         10. Establish appropriate expense accruals, maintain expense files and coordinate the payment of invoices.

         11.      Blue Sky Services

                  - Subject to approval of the Fund's Board and its legal counsel, perform initial registration for the Fund in such states as the Fund shall identify to the Administrator.

                  - Subject to approval of the Fund's Board and its legal counsel, perform renewal registration for Fund or Series in such states as the Fund shall identify to the Administrator.

                  - Receive nightly downloads of sales data from transfer agents.

                  - Update state/territory sales information for the Fund.

                  - Create and maintain state/territory sales information worksheets for the Fund.

                  - Monitor changes in Blue Sky laws and procedures for all registered states/territories.

                  - Subject to approval of the Fund's legal counsel, update filing requirements for all law and procedural changes.

                  - Communicate directly with regulatory authorities in states/territories as needed.

                  -        Periodically attend Investment Company Institute
                           (ICI) State Liaison Committee meetings.

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